EXHIBIT 10.32
KB HOME
2001 STOCK INCENTIVE PLAN
STOCK RESTRICTION AGREEMENT
     THIS STOCK RESTRICTION AGREEMENT (this “Agreement”) is made as of [_______________] (herein the “Effective Date”) by and between KB HOME, a Delaware corporation (the “Company”) and [_______________] (the “Participant”).
R E C I T A L S
     By action of the Management Development and Compensation Committee (the “Committee”) taken on [_______________] (the “Committee Action”), the Company desires to award the Participant shares of restricted common stock of the Company, par value $1.00 per share (“Stock”) under the 2001 Stock Incentive Plan (the “Plan”).
A G R E E M E N T
     In consideration of the provisions contained in this Agreement and with reference to the foregoing Recitals, the Company and the Participant agree as follows:
     1. Award. As of the Effective Date, the Company shall issue to the Participant [_______________] shares of Stock (the “Award”), subject to the terms and conditions set forth in this Agreement, the Plan, and the Committee Action. The certificate(s) representing shares of Stock granted pursuant to the Award shall not be delivered to the Participant until the lapse of the restrictions on transferability in accordance with Paragraphs 2, 4 and 5 of this Agreement. Prior to such lapse, the certificate(s) shall be held by the Company in escrow pursuant to Section 7(d) of the Plan along with a stock power duly endorsed in blank by the Participant.
     2. Lapse of Restrictions. The restrictions imposed by this Agreement and the Plan with respect to the shares covered by this Award shall lapse on the business day next following the third anniversary of the Effective Date. Subject to the exceptions set forth in section 4 below, the restrictions imposed by this Agreement shall lapse only if Participant continues to be employed by the Company on the third anniversary of the Effective Date.
     3. Parties’ Obligations. Following the lapse of restrictions, the Company shall deliver to the Participant as soon as practicable certificate(s) representing those shares as to which restrictions have lapsed in accordance with Paragraphs 2, 4 or 5, as the case may be.
     4. Termination of Employment. Except as set forth in Paragraph 5 below, upon termination of the Participant’s employment with the Company by the Company for “Cause” (as determined by the Company) or by the Participant without “Good Reason” (as determined by the Company), the Participant’s right, title and interest in those shares granted pursuant to the Award as to which the restrictions shall not have lapsed at the time of such termination of employment shall immediately terminate. The Participant shall forthwith execute such further assignments or endorsements as the Company may require to effect the transfer of beneficial ownership to those shares granted pursuant to the Award back to the KB HOME Grantor Stock Trust (the “Trust”), if the shares were issued to Participant out of the Trust and the Trust continues to exist at such time, or otherwise back to the Company. Notwithstanding the other provisions of this Section 4, upon the termination of the Participant’s employment with the Company by reason of the Participant’s Retirement (as hereinafter defined); the restrictions set forth herein and Section 7 of the Plan shall lapse immediately upon such termination of employment. “Retirement” shall mean severance from employment with the Company for any reason other than a leave of absence, termination for cause (as determined by the Company) death or disability at such time as the sum of the Participant’s age and years of service with the Company equals at least sixty-five (65) or more, provided that the employee is then at least fifty-five (55) years of age. Whether severance from employment results from the disability of Participant results from disability or termination for cause shall be determined solely by the Company in its discretion.
     5. Lapse of Restrictions Upon Change of Ownership. Notwithstanding any provision of Paragraph 2, but subject to Paragraph 4, all of the restrictions set forth herein and in Section 7 of the Plan on the shares of Stock granted under this Award shall lapse upon a Change of Ownership, as defined under the Plan.
     6. Dividends. Cash dividends or other distributions paid on or in respect of any shares of Stock subject to the Award shall be paid directly to Participant at the same time any such dividends or distributions are paid to holders of shares of Stock that are not restricted and are freely tradeable (“Other Holders”). Any stock or other non-cash distributions issued on or in respect of any shares of Stock subject to the Award shall be issued at the same time any such distributions are issued to Other Holders, but shall be held in escrow and shall be subject to the same restrictions as the shares of Stock subject to the Award.
     7. Tax Withholding Election. At Participant’s discretion, he may direct the Company to withhold shares of Stock otherwise deliverable upon the lapse of restrictions on the Award to satisfy any withholding tax liability that may arise upon such lapse of restrictions, provided that such Stock withholding complies with Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
     8. Adjustments. The number of shares granted pursuant to the Award shall be adjusted by the Board, whose determination shall be conclusive, to reflect any stock split, stock dividend, reorganization, recapitalization, merger, consolidation, combination or exchange of shares or similar event.
     The Committee shall make any adjustments or modifications, and its determination thereof shall be conclusive, in the lapse of restrictions set forth in Section 2 or Section 5 to give effect to the intent of the Plan and the Committee Action in connection with any event affecting the Award, including without limitation, any reorganization, recapitalization, merger, consolidation, offering of additional shares of common stock or other change in the Company’s shareholders’ equity by means other than earnings, or any similar event. No such adjustment shall be made if it would reduce the benefits otherwise accruing to the Participant under this Award.
     9. No Assignment. This Agreement may not be assigned by the Participant by operation of law or otherwise. Notwithstanding, this Agreement shall be binding upon and shall inure to the benefit of the personal representatives, heirs, legatees, successors and assigns of the Company and the Participant.
     10. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California.
     11. Conflict in Terms. In the event there shall be a conflict in terms between this Agreement, the Plan, and/or the Committee Action, the terms of the Plan shall prevail.

     IN WITNESS WHEREOF, the Company and the Participant have duly executed and delivered this Agreement as of the date first above written.

KB HOME

By:

PARTICIPANT:

By:

[________________________]

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